Exhibit 3.6

ARTICLES OF MERGER (Profit Corporations)	FILED 01 OCT 10 PM 12:09 SECRETARY OF STATE TALLAHASSEE, FLORIDA

The following articles of merger are submitted in accordance with the Florida Business Corporation Act,

pursuant to section 607.1105, F.S.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction
MNTCC/FLHP Acquisition Corp.	Nevada

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction
FlashPoint, Inc.	Florida

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State

OR	/ /	(Enter a specific date. NOTE: an effective date cannot be prior to the date of filing or more than 90 days in the future.)

Fifth: Adoption of Merger by surviving corporation (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on August 23, 2001.

The Plan of Merger was adopted by the board of directors of the surviving corporation on

______________________ and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on August 24, 2001.

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on

_____________________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature	Typed or Printed Name of Individual & Title
FlashPoint, Inc.	/s/ Stephen A. Michael	Stephen A. Michael, President
MNTCC/FLHP Acquisition Corp.	/s/ Frank Bauer	Frank Bauer, President